EXHIBIT (10(u)(x)
VOLUNTARY SEPARATION AGREEMENT

and

GENERAL RELEASE

THIS MUTUAL SEPARATION AGREEMENT and GENERAL RELEASE (the “Agreement”) is dated as of May 16, 2025, by and between Albany International Corp. its subsidiaries and affiliates (hereinafter collectively referred to as “Albany” or “the Company”) and Robert Starr (hereinafter referred to as “Employee”).

WITNESSETH

WHEREAS, Employee has been, and is currently, employed by Albany as Executive Vice President and Chief Financial Officer and interim Chief Accounting Officer; and

WHEREAS, Employee has informed Albany of his desire to voluntarily resign from his position to pursue other interests and opportunities; and

WHEREAS, Albany has requested, and Employee has agreed to remain in Albany’s employment through May 23, 2025, in order to transition his duties to an interim Chief Financial Officer and interim Chief Accounting Officer, and to be available for a period of eight (8) weeks thereafter to respond to any questions regarding the transition of his duties; and

WHEREAS, Employee and Albany each believe that it is in their best interests to set forth their agreement in writing and to provide Employee with the certain protections and consideration for his commitments, as stated herein.

Now, therefore, in consideration of the premises, covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Albany and Employee hereby agree as follows:

1.Employee acknowledges that on May 16, 2025, he was given this Agreement and was afforded 21 days to consider same.

1.Employee was, and hereby is, advised to consult a lawyer before signing this Agreement and did in fact have the opportunity to obtain the advice of counsel.

1.Employee may accept this Agreement only by signing, dating and delivering the Agreement to Albany (in the manner set forth in Paragraph 22) on or before Albany’s normal close of business on June 16, 2025. Time is of the essence with regard to this Paragraph 3.

4. Employee may revoke this Agreement at any time within seven (7) days after signing and delivering it to Albany by notifying Albany in writing (in the manner set forth in Paragraph 22) of Employee’s decision to revoke. Time is of the essence with regard to this Paragraph 4. This Agreement shall become effective on the first day following the expiration of this revocation period (the “Effective Date”) provided Employee had not provided notice of revocation.

5. Employee’s employment with Albany shall terminate on May 23, 2025 (the “Separation Date”).

6. From the date hereof until the Separation Date, Employee shall assist in the transition of his duties and responsibilities as directed by his supervisor. During the remainder of Employee’s employment with Albany, Albany shall continue to pay Employee at his current rate of compensation less (i) applicable withholdings for taxes, (ii) deductions for premiums due from Employee for any health care or life insurance coverage provided by or through Albany, (iii) 401(k), profit-sharing or other Albany benefit plan contributions and (iv) any other applicable or agreed upon withholdings.

7. Employee agrees that on or after the Separation Date he shall execute an additional release in the form annexed hereto (the “Supplemental Release”) covering the period from the date of Employee’s execution of this Agreement through the Separation Date. Employee acknowledges and agrees that the obligations to be performed by Albany under this agreement after the Separation Date shall be contingent upon the execution of the Supplemental Release. Failure to execute the Supplemental Release, however, will not affect the validity of the release contained in Paragraph 12 of this Agreement.

8. Upon the termination of Employee’s employment and after the irrevocability of this Agreement, Albany agrees to provide Employee the following benefits to which he otherwise would not be entitled. Employee acknowledges and agrees that these benefits constitute adequate legal consideration for the promises and representations made by him in this Agreement, including the covenants set forth in paragraphs 11, 12, 13 and 22, and are in lieu of any benefits payable under any severance plan or agreement now in existence or adopted prior to the Separation Date:

(a)Albany will pay Employee the gross sum of $250,000.00, less applicable withholdings and deductions required by law, or otherwise agreed to by the parties. Said payment will be made in a lump sum by check, or direct deposit, on the first normal pay date after the Effective Date (and may contain a pro rata payment to account for any partial or prepaid, but unearned salary). In the event Employee dies before such payment is made hereunder, the balance of such payment shall be paid to his spouse or, if he shall have no such spouse at that time, to his estate.
(b)Due to the voluntary nature of Employee’s resignation, the daily pro rata vesting of the Performance Share Units granted pursuant to the multi-year Performance Bonus Agreements previously granted to Employee shall be suspended as of May 23, 2025, but the vested portions of the awards shall be paid in full (subject to performance) following the end of each three-year performance period. The Restricted Stock Units previously granted to Employee shall be forfeited and shall not vest.
(c)Should Employee elect, pursuant to the protections afforded by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to continue group health care coverage as is from time to time provided by or through the Company to all similarly situated eligible employees, Albany shall pay the employer portion of the continuation premium for the first six (6) months of coverage, or until Employee revokes such election, provided: (i) Employee timely elects continuation coverage pursuant to the Company’s regular COBRA procedures and (ii) pays the employee portion of the contribution premium for the remaining months of eligibility, plus a 2% administration fee.
(d)Notwithstanding any prior agreement or policy to the contrary, upon the Effective Date of this Agreement, Albany shall waive and forgive Employee’s obligation to repay any relocation expenses previously reimbursed by the Company.
(e)Effective on the date specified in Paragraph 1 above, Employee was no longer an employee of Albany, and ceased to accrue benefits under any pension, profit-sharing or other Albany employee welfare benefit plan.

9. Employee acknowledges and agrees that, except for this Agreement, Employee would have no right to receive all of the benefits described in Paragraph 8. Employee further acknowledges and agrees that in the event Albany terminates Employee’s employment for Cause, he shall then not be entitled to any of the benefits described in Paragraph 8.

10. As used in this Agreement, the term “Albany” means, individually and collectively, Albany International Corp., and each of its subsidiaries and affiliates, as well as their respective employee welfare benefit plans, employee pension benefit plans, successors and assigns, as well as all present and former shareholders, directors, officers, fiduciaries, agents, representatives and employees of those companies and other entities.

11. By signing this Agreement Employee immediately gives up and releases Albany from, and respect to, any and all rights and claims that Employee may have against Albany, whether or not Employee presently is aware of such rights or claims. In addition, and without limiting the foregoing:

(a)Employee on behalf of himself, his agents, spouse, representatives, assignees, attorneys, heirs, executors and administrators, fully releases Albany and Albany’s past and present successors, assigns, parents, divisions, subsidiaries, affiliates, officers, directors, shareholders, employees, agents and representatives from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of moneys, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys fees, and remedies of any type, which Employee now has or hereafter may have, by reason of any matter, cause, act or omission arising out of or in connection with Employee’s employment or the termination of her employment with Albany, including, without limiting the generality of the foregoing, any claims, demands or actions arising under the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, and any other federal, state or local statute, ordinance or common law of any state regarding employment, discrimination in employment, or the termination of employment. Nothing herein, however, shall be deemed a waiver of any vested rights or entitlements Employee may have under any retirement or other employee benefit plans administered by Albany. Notwithstanding the foregoing, Employee is not waiving any right that cannot, as a matter of law, be voluntarily waived, including the right to file a claim, or participate in the adjudication of claim of discrimination filed with any state or federal administrative agency, though Employee expressly waives any right to recover any monetary damages as a result of any claim being filed with any state or federal administrative agency, except to the extent such waiver is improper or invalid, including as described in the immediately following sentence. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit Employee from making reports of possible violations of federal law or regulation (even if Employee participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of Employee’s rights and remedies as a whistleblower, including to a monetary award; provided, however, that Employee is not authorized (and the above should not be read as permitting Employee) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. Finally, neither party waives any right or claim to take legal action necessary to enforce this Agreement.
(b)If Employee breaches any obligation under this Agreement, including without limitation the obligations set forth in Paragraphs 12, 14, 15, 16, or 24, Employee agrees that Albany shall not be obligated to continue to make payments under Paragraph 9, and to reimburse Albany for all payments made pursuant to Paragraph 9.

12. This Agreement does not constitute an admission by Albany of any liability to Employee, and Employee understands and agrees that Albany denies any such liability to Employee.

13. Employee specifically agrees and promises that he will not disparage Albany, (as defined in Paragraph 11) or any of Albany’s officers, directors, employees, attorneys, or representatives, or any of Albany’s products or services to any person or entity. “Disparage” is defined as any utterance, either verbal or in writing, that is so disloyal, reckless, or maliciously untrue as to forfeit the protections afforded to Employee by Section 7 of the National Labor Relations Act. Nothing contained in this Paragraph is intended to restrict Employee from discussing the terms and conditions of his employment with fellow employees, any state or federal administrative agency, or cooperating with any investigation of Albany by the National Labor Relations Board.

14. Employee acknowledges that as a consequence of his employment by Albany, proprietary and confidential information relating to the business of Albany may be or have been disclosed to or developed or acquired by Employee which is not generally known to the trade or the general public and which is of considerable value to Albany. Such information includes, without limitation, information about trade secrets, inventions, patents, licenses, research projects, costs, profits, markets, sales, customer lists, computer programs, records, and software; plans for future development, and any other information not available to the trade or the general public, including information obtained from or developed in conjunction with a third party that is subject to a confidentiality or similar agreement between Albany and such third party. Employee acknowledges and agrees that his relationship with Albany with respect to such information is and shall be fiduciary in nature. During the remainder of, and after, his employment by Albany, Employee shall not use such information for his own benefit, or for the benefit of any other employer or for any other purpose whatsoever other than the performance of his work for Albany, and Employee shall maintain all such information in confidence and shall not disclose any thereof to any person other than employees of Albany authorized to receive such information. This obligation is in addition to any similar obligations of Employee pursuant to the other agreements. Employee further agrees to return any property belonging to Albany at the end of his employment.

15. This Agreement supersedes all prior oral or written understandings among the parties with respect to the subject matter herein and constitutes the entire agreement between Albany and Employee relating to the subject matter thereof. Neither this Agreement nor any provision thereof may be changed, waived, modified or amended orally, but only by a written instrument signed by the party against whom the enforcement of such change, waiver, modification or amendment is sought.

16. Employee acknowledges that he has read this entire Agreement, that he fully understands its meaning and effect, and that he has voluntarily signed this Agreement.

17. Employee understands that the release contained in paragraph 12 hereof is a general release, and represents that he has been advised to seek counsel on the legal and practical effect of a general release, and recognizes that he is executing and delivering this release, intending thereby to be legally bound by the terms and provisions thereof, of his own free will, without promises or threats or the exertion of duress. He also acknowledges that he has had adequate time to review it, have it explained to him, and understands its provisions.

18. Employee and Albany intend for every provision of this Agreement to be fully enforceable. But, if a court with jurisdiction over this Agreement determines that all or part of any provision of this Agreement is unenforceable for any reason, Albany and Employee intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Agreement.

19. The parties agree that a breach by either of them of the provisions of this Agreement may cause irreparable harm to the other which will be difficult to quantify and for which money damages will not be adequate. Accordingly, the parties agree that each shall have the right to obtain an injunction against the other, without any requirement for posting any bond or other security, enjoining any such breach or threatened breach in addition to any other rights or remedies available to them on account of any breach or threatened breach of this Agreement. Employee and Albany each further agree that if an action is commenced by any party alleging breach of this Agreement, the non-prevailing party shall be liable to the prevailing party for any and all available legal and equitable relief, as well as reasonable attorneys’ fees and costs associated with pursuing or defending such legal action.

20. The terms of this agreement are binding upon and shall be for the benefit of Employee and Albany, as well as their respective heirs, executors, administrators, successors and assigns.

21. Notices or other deliveries required or permitted to be given or made under this Agreement by Employee to Albany shall, except to the extent otherwise required by law, be deemed given or made if delivered by hand or by express mail or overnight courier service to Albany International Corp., 455 Patroon Creek Blvd. Suite 206, Albany, New York 12206, Attention: Joseph M. Gaug or by email to Joseph M. Gaug, Joseph.Gaug@albint.com.

22. Employee understands and agrees that: (a) the existence and terms of this Agreement are strictly confidential; and (b) he will not to disclose the terms of this Agreement to any third party, including co-workers, unless required to do so by any state, federal or local regulatory, prosecutorial, or administrative agency or body of competent jurisdiction, or by a Court of competent jurisdiction. Employee and Albany each agree that if an action is commenced by any party alleging breach of this Agreement, the non-prevailing party shall be liable to the prevailing party for any and all available legal and equitable relief, as well as reasonable attorneys’ fees and costs associated with pursuing or defending such legal action. However, nothing herein shall (1) preclude Employee from discussing the contents hereof with his family, accountant, tax advisor or legal advisor, or (2) preclude Albany from informing any third parties, including prospective employers, that Employee is bound to the restrictive covenant set forth in paragraphs 15 hereof. Employee acknowledges that if he breaches any obligation under this Paragraph, Albany shall be relieved from making any further payments under paragraph 9 hereof, and further agrees to reimburse Albany for all payments previously made pursuant to paragraph 9.

23. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire.

[Signatures on following page]

IN WITNESS WHEREOF, a duly authorized representative of Albany and Employee have signed this Agreement to be effective as of the day and year first set forth above.

Albany International Corp.

By: /s/ Joseph M. Gaug Date May 18, 2025

THE UNDERSIGNED FURTHER STATES THAT HE HAS CAREFULLY READ THE FOREGOING AGREEMENT AND KNOWS THE CONTENTS THEREOF AND SIGNS THE SAME AS HIS OWN FREE ACT. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Robert Starr Date May 16, 2025
Robert Starr

FOR COMPANY USE ONLY

The foregoing Separation Agreement and General Release, signed and dated by Employee, was received by me on behalf of Albany International Corp. this 18th day of May, 2025.

/s/ Joseph M. Gaug
Joseph M. Gaug

SUPPLEMENTAL RELEASE

This supplemental release given to Albany International Corp. (“Albany”) by Rob Starr (“Employee”) is executed in consideration for the covenants made by Albany in a Mutual Separation Agreement and General Release dated as of May 19, 2025.

The Employee and his heirs, assigns, representatives and agents release, waive, and discharge Albany, its directors, officers, employees, subsidiaries, affiliates, representatives and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the date of this Supplemental Release.

(1) The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; all tort claims; and all claims for attorney’s fees or expenses.

(2) The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against Albany he is releasing, and that he understands that he is not releasing any rights or claims arising after the date of this Supplemental Release.

EMPLOYEE

/s/ Robert D. Starr DATE: May 23, 2025

Rob Starr